EXHIBIT 99.2

Monday, March 9, 2026

Dear Shareholders,

Much has been said in recent months about the “death of software.” While provocative, we believe this narrative is overstated. We have seen organizations continue to prioritize investments that help them control their digital presence, understand their competitive landscape, and engage customers in an increasingly fragmented discovery environment.

We believe there is a misconception that AI reduces the importance of enterprise data, content and customer communications systems when, in fact, the opposite is true. AI systems depend on structured, trusted data; they require real-time accuracy; and they reward and prioritize sources that can distribute authoritative information at scale.

That is exactly what Yext helps our customers manage.

The fragmentation of digital discovery has fundamentally increased the technical requirements for brand visibility management. As consumers transition from a single search entry point to a fragmented ecosystem of generative AI engines and increasingly agentic and specialized discovery platforms, the volume of endpoints that an enterprise must monitor and optimize has grown exponentially. We do not view this shift as a threat to our category's relevance; rather, we believe it represents a massive expansion opportunity for Yext.

To seize on this opportunity, our focus moving forward is twofold:

First, we are committed to providing best-in-class brand visibility and communication solutions to enterprises.
Our core platform—including Scout, Knowledge Graph, Listings, Reviews, Pages, Social, and Relate—continues to deliver value to large organizations navigating a rapidly fragmenting consumer search landscape. We have seen a noticeable increase in C-suite engagement as executives seek to understand how AI-driven search is reshaping the marketing funnel.

Scout, our AI Competitive Intelligence and Agentic marketing orchestration platform is gaining strong traction. In an AI-driven discovery environment, it is critical for brands to understand the hyper-local competitive landscape and take action grounded in authoritative business data. Many companies can illuminate Brand level aspects of the Brand Visibility challenge. We are not aware of any other platform that can measure competitive dynamics at hyper local granularity, and direct actions around data distribution, content, social media, reputation and customer communications at that level of granularity. We believe Yext is uniquely positioned to provide a comprehensive localized view while enabling automated, agent-driven optimizations.

Second, we are accelerating AI investments across our platform to enhance automation and Agentic execution.
Historically, our advantage has been helping customers organize, manage and distribute authoritative business information. Today, we complement that strength with external data-gathering infrastructure capable of analyzing competitive dynamics across traditional search, AI search, social media, and reputation channels.

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The combination of broad application coverage and deep data intelligence positions us well for an AI Search future. Increasingly, our platform not only surfaces insights but also recommends (and in many cases executes) marketing actions on behalf of our customers. We believe this evolution toward intelligent automation will meaningfully expand the value we deliver. We are leaning into AI tools for development and internal efficiencies and we are seeing acceleration of product enhancements and speed of delivery. We expect to continue to accelerate innovation as these tools advance.

Structural Shifts and AI-Driven Visibility
The digital discovery landscape is undergoing its most significant transformation in decades.

Search is no longer confined to a single engine or interface; generative AI, chat-based assistant, voice interfaces, wearable devices, and embedded AI systems are expanding the surfaces where consumers discover brands. We do not view this as a contraction of search – we view it as an expansion.

Fragmentation increases the number of citations, data points and content signals that determine brand visibility. In an AI-driven environment, structured, trusted data becomes foundational infrastructure. Conversational interfaces lead to more searches, not fewer - and shifts in the marketing funnel make visibility in AI Search experiences one of the highest priorities of marketers today. This shift plays directly to Yext’s strengths.

•Structured data management at scale.
•Direct data integrations with AI and traditional Search systems and hundreds of publishers.
•Hyper-local visibility across local enterprise points of presence.
•Multi product automation and Agentic Marketing execution grounded in authoritative business data for maximum impact and minimum risk.

We believe the expansion of AI-driven discovery is not a short-term product cycle – it is a multi-year market expansion. Brands that lack visibility intelligence and activation capabilities across fragmented channels will fall behind their competition. We are exiting a period where brands could accept "good enough" from their brand visibility partners. We believe best in class matters and will continue to win in this market.

We intend to be the infrastructure layer that enables brands to compete – and win – in that environment.

Scout: The Intelligence and Orchestration Layer
Scout represents our clearest expression of that strategy.

Designed specifically for the era of AI-fragmented discovery, Scout delivers location-level visibility insights and benchmarking across both traditional and AI-driven search environments. It surfaces competitive gaps, identifies performance drivers, and - most unique to Yext - provides actionable recommendations that connect directly to our platform products.

Since its introduction roughly six months ago, Scout has generated significant inbound interest across key verticals and has been one of the fastest growing products we've recently launched. Early engagement has driven strategic conversations at every level of our enterprise clients – shifting discussions from tactical execution to performance benchmarking and competitive positioning. Account executives are entering customer meetings armed with location-level competitive data, transforming the nature of those engagements.

Importantly, Scout reinforces the value of the rest of the Yext platform by demonstrating that brand visibility in AI search is driven by structured listings, local and intent pages, online reputation, and social presence.

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Scout citation data shows that roughly 42% of AI citations originate from online directories, with the majority coming from long-tail and niche sources. We believe this validates the strength of Yext's direct integrations and distributed data network, which is designed to ensure accuracy and coverage at scale.

Another 44% of citations are sourced from brand-owned websites, with local pages playing an outsized role in answering high-intent, location-specific queries, underscoring Yext Pages as a visibility engine.

Our analysis also shows that reviews frequently power subjective and intent-based AI responses. Brands that consistently generate and respond to reviews see measurable lifts in AI-driven visibility, reinforcing the impact of our Reviews product.

Beyond diagnostics, Scout equips customers to compete at a hyper-local level through competitive benchmarking, targeted visibility recommendations, and AI agents that execute improvements across listings, reviews, pages, and social channels at scale with minimal operational lift.

In addition to expansion opportunities within our installed base, Scout is expanding top-of-funnel engagement. Prospective customers are using Scout-generated insights and diagnostics as an entry point into broader Yext platform adoption.

We believe Scout has the potential to become a multi-year growth catalyst – enhancing retention, increasing cross-sell, and expanding our addressable market over time.

Evolving Customer Mix and ARR Stability
ARR at the end of our fiscal year 2026 was $444.3 million, and we continue to observe a stable overall Annual Recurring Revenue (“ARR”) profile.

In Q4, revenue was $112 million, which was a 1% decline year over year, but full-year revenue was $447 million, up 6% year over year, and this full-year growth was entirely driven by the integration of Hearsay Systems, which we acquired in August of 2024. We believe that headline, however, obscures what is economically more important. ARR from customers generating $50,000 or more increased by 2% year-over-year to $404 million, while ARR from customers generating less than $50,000 declined by 14% to $41 million.

The underlying drivers of this shift are both intentional and strategic. Larger customers are more deeply integrated into our platform, expand at higher rates, and deliver materially stronger lifetime value. The change is a mix shift we are actively managing—from smaller, less complex customers toward larger enterprise relationships. This transition reflects our conviction that durable growth and long-term shareholder value will be driven by scaled partnerships with sophisticated organizations that rely deeply on our platform.

This growth trend from customers generating $50,000 or more in ARR has been occurring over the past several quarters, while ARR from customers below that threshold has declined over the same period.

Beginning with this fourth quarter of fiscal 2026 results, we will report ARR by customer size: customers under $50,000 in ARR and customers with $50,000 or more in ARR. This view better aligns with our internal assessment of ARR and ensures our resources are optimally allocated to meet the specific service and platform needs of our core enterprise customers. Going forward, starting with our first quarter of fiscal 2027 results, we intend to only provide ARR metrics with these two customer categories. As our business has matured, the operational differences between large reseller relationships and complex multi-product direct customers have narrowed, making size the more relevant lens through which to evaluate performance.

By the end of Q4 fiscal 2026, retention metrics with the $50,000 or more ARR category have improved, with both dollar-based net retention rate ("NRR") and dollar-based gross retention rate ("GRR") trending positively: we achieved an NRR of 99% and a GRR of 90% with this category. In contrast, retention rates within the under

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$50,000 ARR category have declined, with NRR of 86% and GRR of 75%. These metrics are a direct reflection of our intentional focus: while we continue to provide a high level of service to our existing smaller customers, we have largely eliminated incremental go-to-market resources in this segment to concentrate our resources on the larger enterprise relationships that drive our long-term growth. We expect this strategic mix shift to continue as we prioritize the scaled partnerships that most effectively leverage the full breadth of the Yext platform.

We expect continued pressure in the smaller category and are actively encouraging less self-sufficient SMB customers to engage with our reseller partners. This approach benefits customers seeking access to Yext’s best-in-class products and consolidated marketing solutions and higher-touch services, while allowing Yext to scale through strong partner relationships.

Larger customers tend to be more complex, more deeply integrated into our platform, and more likely to expand their usage over time—characteristics that support durability and long-term value creation. Importantly, we continue to see a segment of SMB customers who prefer direct access to our platform and are highly self-sufficient. These customers stand to benefit significantly from the AI and automation investments we are making to create a more agentic, intuitive, and efficient user experience.

Marketing automation and intelligent agents will ultimately benefit all direct customers. While we expect the sub-$50,000 category to stabilize over time, we are comfortable with near-term contraction as customers transition toward partner-supported solutions.

As of the end of Q4 fiscal 2026, the sub-$50,000 category represents approximately 9% of total ARR, down from roughly 11% one year ago. The $50,000 or more category now accounts for approximately 91% of total ARR. Over the same period, ARR within the smaller category declined by approximately $6.8 million, while the larger category expanded by roughly $8.4 million. For the foreseeable future, we anticipate that percentage declines in the smaller segment may outpace growth in the larger segment. However, given the relative scale of the categories, we remain confident in our ability to sustain stable to modestly growing total ARR. Over the longer term, we believe there is more growth opportunity in the larger customer category.

Customer Success
Customer behavior has changed, and our GTM has adapted accordingly. We saw continued evidence that Yext is increasingly viewed not as a point-solution vendor, but as a strategic partner. Over the course of fiscal 2026, multi-product adoption expanded across key verticals, renewal conversations became more performance-driven, and competitive takeaways reinforced the differentiated nature of our platform.

In Financial Services, the integration of Hearsay with the broader Yext platform continues to deepen relationships with regulated enterprises. Several large institutions renewed and expanded multi-product agreements, citing the advantages of consolidating structured data management, compliant engagement, and AI-driven visibility intelligence under a single provider. Notably, one of the leading insurance companies in Germany–a partner of over eight years–extended its contract for another three years, significantly expanding its use of Yext products. They now view Yext as one of their most important strategic partners in navigating the evolution of search.

In Healthcare, we renewed partnerships with large, multi-location providers who rely on Yext to maintain accuracy, trust and discoverability across hundreds or thousands of care facilities and providers. In multiple instances, renewals were influenced not only by performance outcomes but by the ability to demonstrate competitive visibility. Healthcare organizations are navigating increasing fragmentation in how patients search for services, and the Yext platform provides a centralized system of record across that complexity.

In Retail and Hospitality, we saw significant momentum with market leaders who are consolidating their digital infrastructure on the Yext platform. One of the UK’s largest and most popular supermarket chains extended its relationship with Yext for an additional two years. This renewal of their core suite, including Reviews, Pages and Listings, was driven by Yext’s strategic vision for maintaining their dominance in both traditional and AI search.

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Further reinforcing our competitive advantage, a top five global retailer returned to Yext from a competitor this year. Their decision to return was rooted in a need to regain efficiencies in managing massive data sets and to optimize clicks and store visits as consumers increasingly use AI and traditional search to find key product categories. Additionally, a global restaurant leader continued to expand the Yext products it leverages, adding Scout across its entire brand portfolio and expanding its usage of our Reviews platform to manage guest feedback at scale. In these cases, the ability to demonstrate location-level performance gaps and prescribe actions has shifted the GTM motion from price-based comparisons to value-based discussions.

Importantly, Scout is changing the nature of customer conversations. Rather than reacting to renewal cycles, our teams are proactively engaging customers with real-time competitive diagnostics. A global eyewear leader recently renewed and expanded its strategic relationship through the adoption of Scout. This expansion provides them with the critical intelligence necessary to precisely benchmark their competitive positioning and address visibility gaps within an increasingly complex and fragmented digital landscape.

Our belief is that Scout strengthens retention by quantifying differentiation, while also creating expansion opportunities across our other products. Across the board, we are seeing greater emphasis on platform consolidation. Customers increasingly prefer integrated solutions that unify structured data, reputation management, content creation and activation, and AI-visibility intelligence. This trend supports our long-term thesis that search fragmentation in consumer discovery will drive platform adoption as enterprises look to retool their brand visibility and digital presence strategies in the face of a more complex and evolving marketing funnel.

Customer success at Yext is measured by durability, expansion, and strategic alignment. The progress we saw in fiscal 2026 reinforces our confidence that the Yext platform is resonating in an AI-enabled discovery environment.

Long-Term Value Creation
Over the course of fiscal 2026, we continued a transformation that is far more important than any single quarterly result: we strengthened the economic engine of the business. It is important to step back from the quarter-to-quarter volatility and examine the arc of progress that we have made over the past four years.

The past few years, the central question about Yext was whether we combine durable revenue with consistent profitability. That question has now been answered. We have strengthened our balance sheet, materially improved operating leverage, expanded Adjusted EBITDA margins, reduced our share count, and improved retention metrics - all while navigating a rapidly evolving search landscape.

This transformation has not been accidental, and it hasn’t been the result of short-term actions. It reflects disciplined execution, a sharper strategic focus, and a consistent commitment to capital efficiency. It reflects a structural improvement in how we operate. We have transitioned from restructuring mode to operating from a position of strength.

An investment in Yext today is not a trade on quarterly fluctuations in ARR or in AI as a software killer - it is an investment in:
•A durable recurring revenue base.
•A business with demonstrated operating leverage.
•A balance sheet that provides strategic flexibility.
•A platform positioned at the center of AI-driven digital discovery.
•A management team that has proven it can execute through multiple industry cycles.

We exited our fiscal year with a business that is structurally stronger than it was just a few years ago. While revenue growth has remained measured, the quality of that revenue has improved meaningfully. Net retention trends have strengthened relative to prior periods, reflecting improved customer value perception and reduced downgrade pressure. Sales and marketing expense as a percentage of revenue remains significantly lower than historical levels,

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demonstrating durable operating leverage. And Adjusted EBITDA margins for the year reflect a company that has learned how to grow efficiently.

Most importantly, we are generating meaningful free cash flow. Q4 capped a year in which cash generation was a defining characteristic of our model. That free cash flow, combined with disciplined capital allocation, gives us the flexibility to reinvest in innovation, pursue selective acquisitions, and repurchase shares when valuation does not reflect intrinsic value.

From Turnaround to Compounding
Over the last few years, we have deliberately:
•Maintained strong Non-GAAP gross margins while absorbing infrastructure costs tied to AI innovation.
•Realigned structural operating expenses and materially reduced sales and marketing expense as a percentage of revenue.
•Improved Adjusted EBITDA margin from low double digits to above 20%.
•Generated strong free cash flow margins.
•Integrated acquisitions that expanded our platform capabilities without destabilizing the core business.
•Managed dilution and reduced share count through disciplined share repurchases. As of January 31, 2026, we have successfully repurchased roughly 29 million shares, which represents 22% of what our shares outstanding were as of January 31, 2022.

The compounding effect of these actions is visible in the economics of Yext today. We are operating from a position of financial strength. Our balance sheet remains solid, and our low net debt to trailing twelve months ("TTM") Adjusted EBITDA ratio enhances optionality without constraining flexibility.

Importantly, this transformation was executed during one of the most volatile macroeconomic and technological periods in recent history. That track record matters.

Capital Allocation
A year ago, our primary objective was to reset the cost structure while preserving the capabilities that make Yext essential to our customers. That work is largely behind us. Today, the more relevant question is how effectively we allocate the capital that our business now generates. Our capital allocation framework remains balanced and intentional:

First, we continue to invest in organic innovation that produces high returns on capital. Our focus is on customers and products that produce durable, recurring revenue; expansion opportunities with strong economics; and projects that increase the value of the platform rather than simply increasing activity.

Second, we remain disciplined in evaluating acquisition opportunities, and pursuing only those that will enhance our product roadmap, deepen our competitive moat, and are strategically sound and financially sensible. Hearsay Social and Places Scout both fall squarely within these parameters, and they have both meaningfully and materially contributed to Yext.

Third, we maintain balance sheet strength to increase long-term resilience. We are holding our leverage ratio to a conservative level, and will continue to evaluate our financing capacity to enhance our optionality.

Fourth, we continue to manage dilution and repurchase shares. In addition to our share repurchases to date, our open tender offer represents a range of 18 - 20% of shares outstanding as of January 31, 2026. We have accomplished this with minimal leverage, and assuming full subscription of the tender offer, we expect our ratio of net debt to TTM Adjusted EBITDA will remain below 1x for the foreseeable future.

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Fifth, we will continue to shift our stock-based compensation ("SBC") toward performance-based vesting, ensuring our compensation structure directly supports shareholder returns. Over the past several years, we have increased the weight of performance-based elements within our equity programs for senior leadership, and we expect to continue this. We anticipate that new stock grants to executives will substantially be performance-based, ensuring that SBC and dilution align with shareholder value creation.

This framework – reinvestment, disciplined M&A, balance sheet stewardship, share repurchase and a performance=oriented approach to SBC – defines how we are creating durable shareholder value, and we will measure ourselves by the returns we achieve from these choices.

Long Term View and Shareholder Communication
We operate on multi-year enterprise contracts. Our product cycles and investments are long-term in nature. Free cash flow and volume of contract renewals are seasonal.

Optimizing for reporting intervals every 90 days does not enhance long-term value creation - it inhibits our ability to focus on our business.

We are committed to providing full financial transparency through our regular filings and quarterly reports, and we will continue to engage meaningfully with shareholders who share our long-term orientation. But our management team’s focus will be squarely on building value - not managing quarterly optics.

We are intentionally aligning the company with investors who evaluate businesses based on:
•Durable cash flow generation.
•Disciplined capital allocation.
•Competitive and market positioning.
•Retention-driven metrics.
•Long term growth strategies

We are building for the next few decades of digital awareness, not the next quarter.

As we look ahead, we are refining how we communicate with investors to better align with our long-term orientation.
•We will continue to publish detailed quarterly shareholder letters alongside our financial results.
•We will no longer provide forward-looking financial guidance.
•We are suspending quarterly earnings conference calls.
•We intend to host periodic Investor Day events to provide deeper insight into our strategy, product roadmap, and long-range plans.

These changes reflect a deliberate choice. We believe executive time is best allocated toward product innovation, customer engagement, and strategic opportunities that enhance long-term shareholder value. Short-term forecasting cycles can distract from the work required to build an enduring, category-defining company.

The Yext leadership team remains aligned, experienced and deeply committed to long-term value creation. The broader organization has embraced efficiency, accountability and innovation simultaneously.

Over the past several years, we have integrated acquisitions, improved retention, strengthened margins, and accelerated innovation – all during a period of macroeconomic uncertainty and industry disruption. We navigated a strategic review process without losing focus on our customers or our product development. An investment in Yext is an investment in a team that has proven it can adapt, execute and compound value over time.

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Looking Forward
The landscape of search and brand visibility is evolving rapidly, shaped by AI and new modalities of discovery. In this environment, authoritative data, competitive intelligence, and intelligent automation are becoming essential infrastructure for modern brands. We believe Yext sits at the intersection of these forces.

Our strategy is clear: deepen our enterprise relationships, invest aggressively in AI-driven platform capabilities, scale through partners where appropriate, and focus relentlessly on durable growth.
The software era is far from over. If anything, the need for systems that create clarity, control, and actionable intelligence has never been greater.

I have never been more confident in the opportunity ahead or in our team’s ability to execute against it.

Thank you for your continued trust and support and as always I thank our global team for their commitment to our customers and partners.

Michael Walrath
CEO and Chair of the Board

EXHIBIT 99.2
Fourth Quarter Fiscal 2026 Results
Revenue of $112.0 million, compared to $113.1 million reported in the fourth quarter fiscal 2025, a 1% decrease on an as-reported basis and 2% decrease on a constant currency basis.
Gross Profit and Non-GAAP Gross Profit:
•Gross profit was $82.3 million, a decrease of 5%, compared to $86.8 million reported in the fourth quarter fiscal 2025. Gross margin of 73.5%, compared to 76.8% in the fourth quarter fiscal 2025.
•Non-GAAP Gross profit was $86.7 million, a decrease of 3%, compared to $89.6 million in the fourth quarter fiscal 2025. Non-GAAP gross margin of 77.4%, compared to 79.2% in the fourth quarter fiscal 2025.
Net Income (Loss) and Non-GAAP Net Income:
•Net income of $4.2 million, compared to a net loss of $7.3 million in the fourth quarter fiscal 2025.
•Non-GAAP net income of $18.3 million, compared to $16.3 million in the fourth quarter fiscal 2025.
Operating Expenses and Non-GAAP Operating Expenses:
•Operating expenses were $76.3 million, or 68% of revenue, compared to $95.9 million, or 85% of revenue reported in the fourth quarter fiscal 2025. Sales and marketing costs were 29% of revenue compared to 41% of revenue reported in the fourth quarter fiscal 2025.
•Non-GAAP Operating expenses were $60.3 million, or 54% of revenue, compared to $67.9 million, or 60% of revenue reported in the fourth quarter fiscal 2025. Sales and marketing costs were 24% of revenue compared to 30% of revenue reported in the fourth quarter fiscal 2025.
Net Income (Loss) Per Share and Non-GAAP Net Income Per Share ("Non-GAAP EPS"):
•Net income per share attributable to common stockholders, basic, was $0.03 based on 122.7 million weighted average basic shares outstanding. Net income per share attributable to common stockholders, diluted, was $0.01 based on 128.8 million weighted average diluted shares outstanding. This compares to net loss per share, basic and diluted, of $0.06 in the fourth quarter fiscal 2025, based on 127.4 million weighted average basic and diluted shares outstanding.
•Non-GAAP EPS attributable to common stockholders, basic, was $0.15 based on 122.7 million weighted average basic shares outstanding. Non-GAAP EPS attributable to common stockholders, diluted, was $0.14 based on 128.8 million weighted average diluted shares outstanding. This compares to Non-GAAP EPS, basic, of $0.13 based on 127.4 million weighted average basic shares outstanding and Non-GAAP EPS, diluted, of $0.12 based on 131.5 million weighted average diluted shares outstanding, in the fourth quarter fiscal 2025.
Adjusted EBITDA of $29.0 million, compared to $24.6 million in the fourth quarter fiscal 2025.

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Full Year Fiscal 2026 Results
FY Revenue of $446.6 million, compared to $421.0 million reported in the fiscal year ended January 31, 2025, a 6% increase on an as-reported and 5% increase on a constant currency basis.
FY Gross Profit and Non-GAAP Gross Profit:
•Gross profit was $332.5 million, a 2% increase, compared to $324.6 million reported in the fiscal year ended January 31, 2025. Gross margin of 74.5%, compared to 77.1% reported in the fiscal year ended January 31, 2025.
•Non-GAAP Gross profit was $347.9 million, a 5% increase, compared to $331.6 million reported in the fiscal year ended January 31, 2025. Non-GAAP gross margin of 77.9%, compared to 78.8% in the fiscal year ended January 31, 2025.
FY Net Income (Loss) and Non-GAAP Net Income:
•Net income of $37.9 million, compared to a net loss of $27.9 million in the fiscal year ended January 31, 2025.
•Non-GAAP net income of $68.6 million, compared to $45.0 million in the fiscal year ended January 31, 2025.
FY Operating Expenses and Non-GAAP Operating Expenses:
•Operating expenses were $288.0 million, or 64% of revenue, compared to $357.0 million, or 85% of revenue reported in the fiscal year ended January 31, 2025. Sales and marketing costs were 30% of revenue compared to 42% of revenue reported in the fiscal year ended January 31, 2025.
•Non-GAAP Operating expenses were $251.3 million, or 56% of revenue, compared to $276.0 million, or 66% of revenue reported in the fiscal year ended January 31, 2025. Sales and marketing costs were 26% of revenue compared to 35% of revenue reported in the fiscal year ended January 31, 2025.
FY Net Income (Loss) Per Share and Non-GAAP Net Income Per Share ("Non-GAAP EPS"):
•Net income per share attributable to common stockholders, basic, was $0.31 based on 123.6 million weighted average basic shares outstanding. Net income per share attributable to common stockholders, diluted, was $0.07 based on 129.9 million weighted average diluted shares outstanding. This compares to net loss per share attributable to common stockholders, basic and diluted, of $0.22 based on 126.9 million weighted average basic and diluted shares outstanding in fiscal year 2025.
•Non-GAAP EPS attributable to common stockholders, basic, was $0.56 based on 123.6 million weighted average basic shares outstanding. Non-GAAP EPS attributable to common stockholders, diluted, was $0.53 based on 130.5 million weighted average diluted shares outstanding. This compares to non-GAAP EPS attributable to common stockholders, basic and diluted, of $0.35 based on 126.9 million weighted average basic shares outstanding and 129.0 million weighted average diluted shares outstanding in fiscal year 2025.
FY Adjusted EBITDA of $107.3 million, compared to $67.0 million in the fiscal year ended January 31, 2025.
Annual Recurring Revenue ("ARR") was $444.3 million as of January 31, 2026, compared to $442.7 million as of January 31, 2025. As of January 31, 2026, ARR included an approximate $8.4 million positive impact from foreign currency exchange rates, on a constant currency basis.
•Customers with $50,000 or more of ARR represented $403.6 million or 91% of total ARR, compared to $395.3 million or 89% of total ARR as of January 31, 2025.
•Customers with less than $50,000 of ARR, represented $40.6 million or 9% of total ARR, compared to $47.4 million or 11% of total ARR as of January 31, 2025.

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Dollar-Based Net Retention Rate ("NRR") was 97% for total customers. NRR for customers with $50,000 or more of ARR was 99%, and NRR for customers with less than $50,000 of ARR was 86%.
Remaining Performance Obligations ("RPO") were $513.3 million as of January 31, 2026. RPO expected to be recognized over the next 24 months of $452.4 million with the remaining balance expected to be recognized thereafter. RPO does not include amounts under contract subject to certain accounting exclusions.
Cash, cash equivalents and restricted cash were $169.2 million as of January 31, 2026, compared to $138.7 million as of January 31, 2025.
Unearned revenue, current was $217.5 million as of January 31, 2026, compared to $229.1 million as of January 31, 2025.
Share Repurchase Program: Year to date repurchases totaled $67.0 million and as of January 31, 2026, approximately $14.9 million remained available for future purchases.

Readers are encouraged to review the tables labeled "Reconciliation of GAAP to Non-GAAP Financial Measures" at the end of this release.
About Yext
Yext is the leading digital presence platform for multi-location brands, with thousands of customers worldwide. With one central platform, brands can seamlessly deliver consistent, accurate, and engaging experiences and meaningfully connect with customers anywhere in the digital world. Yext’s AI and machine learning technology powers the knowledge behind every customer engagement, automates workflows at scale, and delivers actionable cross-channel insights that enable data-driven decisions. From SEO and websites to social media and reputation management, Yext enables brands to turn their digital presence into a differentiator. To learn more about Yext, visit Yext.com or find us on LinkedIn and X.

Statement Regarding Forward-Looking Statements
This shareholder letter and the related release includes "forward-looking statements" including, without limitation, statements regarding Yext's expectations, beliefs, intentions, or strategies regarding the future, Yext's expectations regarding its capital allocation strategy, including Yext's ongoing self-tender offer and the effects thereof, Yext's expected financial performance, and statements regarding expectations regarding the growth of the company, Yext's market opportunity, product roadmap, cost saving and efficiency actions, and Yext's industry, including search fragmentation and AI trends. You can identify forward-looking statements by the use of terminology such as "believe", "expect", "will", "should," "could", "estimate", "anticipate" or similar forward-looking terms. These statements are based upon current beliefs and are subject to many risks and uncertainties that could cause actual results to differ materially from these statements. The following factors, among others, could cause or contribute to such differences: Yext's ability to consummate its tender offer and the success thereof, including the effects of the increases in costs of capital relative to Yext's share price; Yext's ability to renew and expand subscriptions with existing customers, especially enterprise customers, and attract new customers generally; Yext's ability to successfully expand and compete in new geographies and industry verticals; the quality of Yext's sales pipeline and ability to convert leads; Yext's ability to expand its service and application provider network; Yext's ability to develop or acquire new product and platform offerings to expand its market opportunity; Yext's ability to release new products and updates that are adopted by its customers; weakened or changing global economic conditions, downturns, or uncertainty, including higher inflation, higher interest rates, and fluctuations or volatility in capital markets or foreign currency exchange rates; and the accuracy of the assumptions and estimates underlying Yext's financial projections. Moreover, Yext operates in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for Yext to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this release. Yext cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements. All written and oral forward-looking statements attributable to Yext, or persons acting on Yext's behalf, are expressly qualified in their entirety by these cautionary statements as well as other cautionary statements that are made from

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time to time in Yext's SEC filings and public communications, including, without limitation, in the sections titled, “Special Note Regarding Forward Looking Statements” and “Risk Factors” in Yext's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are available at http://investors.yext.com and on the SEC's website at https://www.sec.gov. All forward-looking statements are based on information available to Yext on the date hereof, and Yext assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Non-GAAP Measurements
In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), this release and the accompanying tables include non-GAAP cost of revenue, non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses (sales and marketing, research and development, general and administrative), non-GAAP operating expenses (sales and marketing, research and development, general and administrative) as a percentage of revenue, non-GAAP income (loss) from operations, non-GAAP operating margin, non-GAAP net income (loss), non-GAAP net income (loss) per share, and non-GAAP net income (loss) as a percentage of revenue, which are referred to as non-GAAP financial measures.
These non-GAAP financial measures are not calculated in accordance with GAAP as they have been adjusted to exclude the effects of stock-based compensation expense, acquisition-related costs, amortization of acquired intangibles, asset impairments, strategic transaction costs, and payroll tax contingencies. Acquisition-related costs include transaction and related costs, subsequent fair value movements in contingent consideration, and compensation arrangements. Strategic transaction costs relate to third-party costs incurred in connection with Michael Walrath’s, Yext’s Chief Executive Officer and Chairman on the Board of Directors, non-binding proposal to acquire all outstanding shares. Payroll tax contingencies are related to a state payroll withholding tax audit expected to be settled in the first half of fiscal 2027 that are not expected to recur. Non-GAAP gross margin, non-GAAP operating expenses (sales and marketing, research and development, general and administrative) as a percentage of revenue, non-GAAP operating margin, and non-GAAP net income (loss) as a percentage of revenue are calculated by dividing the applicable non-GAAP financial measure by revenue. Non-GAAP net income (loss) per share is defined as non-GAAP net income (loss) on a per share basis. We define non-GAAP net income (loss) per share, basic, as non-GAAP net income (loss) divided by weighted average shares outstanding and non-GAAP net income (loss) per share, diluted, as non-GAAP net income (loss) divided by weighted average diluted shares outstanding, which includes the potentially dilutive effect of shares using the treasury stock method or the if-converted method depending on the arrangement.
Beginning in fiscal year 2026, we utilized a projected tax rate of 23.5% in our computation of the non-GAAP income tax provision which was subsequently updated to 25.5% in the second quarter of fiscal 2026. This compares to a projected tax rate of 25% in fiscal year 2025. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses and other significant events. Our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.
We believe these non-GAAP financial measures provide investors and other users of our financial information consistency and comparability with our past financial performance and facilitate period-to-period comparisons of our results of operations. With respect to non-GAAP gross margin, non-GAAP operating expenses (sales and marketing, research and development, general and administrative) as a percentage of revenue, non-GAAP operating margin and non-GAAP net income (loss) as a percentage of revenue, we believe these non-GAAP financial measures are useful in evaluating our profitability relative to the amount of revenue generated, excluding the impact of stock-based compensation expense, acquisition-related costs, amortization of acquired intangibles, asset impairments, strategic acquisition costs, and payroll tax contingencies. We also believe non-GAAP financial measures are useful in evaluating our operating performance compared to that of other companies in our industry, as these metrics eliminate the effects of the aforementioned items, which may vary for reasons unrelated to overall operating performance.
We also discuss Adjusted EBITDA and Adjusted EBITDA margin, non-GAAP financial measures that we believe offer a useful view of overall operations used to assess the performance of core business operations and for

EXHIBIT 99.2
planning purposes. We define Adjusted EBITDA as GAAP net income (loss) before (1) interest income (expense), net, (2) (provision for) benefit from income taxes, (3) depreciation and amortization, (4) other income (expense), net, (5) stock-based compensation expense, (6) acquisition-related costs, (7) asset impairments, (8) strategic transaction costs, and (9) payroll tax contingencies. The most directly comparable GAAP financial measure to Adjusted EBITDA is GAAP net income (loss). Users should consider the limitations of using Adjusted EBITDA, including the fact that this measure does not provide a complete measure of our operating performance. Adjusted EBITDA is not intended to purport to be an alternate to GAAP net income (loss) as a measure of operating performance. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenue.
In addition, we present non-GAAP constant currency measures of revenue. Constant currency as it relates to revenue provides a framework for assessing Company performance which excludes the effect of foreign currency rate fluctuations. Current period results for entities reporting in currencies other than U.S. Dollars (“USD”) are converted into USD at the average monthly exchange rates in effect during the comparative period, as opposed to the average monthly exchange rates in effect during the current period.
We also present free cash flow, which is a non-GAAP measure defined as net cash provided by (used in) operating activities, less cash used for purchases of capital expenditures, inclusive of capitalized software development costs. Free cash flow margin is calculated as free cash flow divided by total revenue. We believe this is meaningful to investors because it is a measure of liquidity that provides useful information in understanding and evaluating the strength of our liquidity and future ability to generate cash that can be used for strategic opportunities or investing in our business.
We use these non-GAAP financial measures in conjunction with traditional GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, and to evaluate the effectiveness of our business strategies. Our definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Thus, our non-GAAP financial measures should be considered in addition to, not as a substitute for, nor superior to or in isolation from, measures prepared in accordance with GAAP.
These non-GAAP financial measures may be limited in their usefulness because they do not present the full economic effect of our use of stock-based compensation, certain acquisition-related costs, asset impairments, strategic acquisition costs, and payroll tax contingencies. We compensate for these limitations by providing investors and other users of our financial information a reconciliation of the non-GAAP financial measure to the most closely related GAAP financial measure. We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure and to view non-GAAP net income (loss) and non-GAAP net income (loss) per share in conjunction with GAAP net income (loss) and net income (loss) per share.
Recent Changes in Non-GAAP Metrics
During the fiscal year ended January 31, 2026, we revised our definitions of non-GAAP net income (loss) and Adjusted EBITDA to include adjustments for asset impairment charges associated with subleasing floors of our corporate offices, strategic transaction costs related to third-party costs incurred for Michael Walrath’s, Yext’s Chief Executive Officer and Chairman on the Board of Directors, non-binding proposal to acquire all outstanding shares, and payroll tax contingencies related to a non-recurring state payroll withholding tax audit. We believe these changes provide investors with a view of continuing core operations without the effects of these items, which may vary for reasons unrelated to overall operating performance.
We have recast our results on the same basis for the prior comparative periods presented, although the effects in those periods remain unchanged as no strategic transaction costs, asset impairments, or payroll tax contingencies occurred.
Operating Metrics
This release also includes certain operating metrics that we believe are useful in providing additional information in assessing the overall performance of our business.

EXHIBIT 99.2
ARR is defined as the annualized recurring amount of all contracts executed as of the last day of the reporting period. The recurring amount of a contract is determined based upon the terms of a contract and is calculated by dividing the amount of a contract by the term of the contract and then annualizing such amount. The calculation assumes no subsequent changes to the existing subscription, and where relevant, includes the annualized contractual minimum commitment and amounts related to usage above the contractual minimum commitment. We calculate usage by annualizing monthly amounts in excess of contractual minimum commitments in the current month. Contracts include portions of professional services contracts that are recurring in nature.
ARR is independent of historical revenue, unearned revenue, remaining performance obligations or any other GAAP financial measure over any period. It should be considered in addition to, not as a substitute for, nor superior to or in isolation from, these measures and other measures prepared in accordance with GAAP. We believe ARR-based metrics provide insight into the performance of our recurring revenue business model while mitigating fluctuations in billing and contract terms.
In addition, we present ARR on a constant currency basis. Constant currency as it relates to ARR provides a framework for assessing Company performance which excludes the effect of foreign currency rate fluctuations. Contracts included in the determination of ARR in the current period are converted into USD at the exchange rates in effect at the end of the comparative period, as opposed to the exchange rates in effect at the end of the current period.
Dollar-based net retention rate is a metric we use to assess our ability to retain our customers and expand the ARR they generate for us. We calculate dollar-based net retention rate by first determining the ARR generated 12 months prior to the end of the current period for a cohort of customers who had active contracts at that time. We then calculate ARR from the same cohort of customers at the end of the current period, which includes customer expansion, contraction and churn. The current period ARR is then divided by the prior period ARR to arrive at our dollar-based net retention rate. Any ARR obtained through merger and acquisition transactions does not affect the dollar-based net retention rate until one year from the date on which the transaction closed. The cohorts of customers that we present dollar-based net retention rate for include customers with ARR of less than $50,000, customers with ARR of $50,000 or more, and total customers. The cohort designation is based on the designation as of the 12 months prior to the end of the current period and does not reflect changes in cohort designation that may occur through the current period.
We also present dollar-based gross retention rate, which is a metric we use to assess our ability to retain our customers. We calculate dollar-based gross retention rate by first determining the ARR generated 12 months prior to the end of the current period for a cohort of customers who had active contracts at that time. We then calculate ARR from the same cohort of customers at the end of the current period, which includes customer contraction and churn, and excludes customer expansion. The current period ARR is then divided by the prior period ARR to arrive at our dollar-based gross retention rate. Any ARR obtained through merger and acquisition transactions does not affect the dollar-based gross retention rate until one year from the date on which the transaction closed. The cohort of customers that we present dollar-based gross retention rate for include customers with ARR of less than $50,000, customers with ARR of $50,000 or more, and total customers. The cohort designation is based on the designation as of the 12 months prior to the end of the current period and does not reflect changes in cohort designation that may occur through the current period.
We also discuss net debt to trailing twelve months ("TTM") Adjusted EBITDA ratio which is calculated by subtracting cash and cash equivalents from total debt, divided by TTM Adjusted EBITDA.

EXHIBIT 99.2
Recent Changes in Operating Metrics
Beginning in the fourth quarter of fiscal year 2026, we refined our presentation of ARR to show ARR for customers with ARR of less than $50,000 and for customers with ARR of $50,000 or more. This view of ARR better aligns with management's internal assessment of ARR and assists in the allocation of resources to better serve customers that more meaningfully impact our business. As part of this change, our presentation of dollar-based net retention rate and dollar-based gross retention rate has been updated to align with the aforementioned change in ARR.
Our historical presentation of ARR, dollar-based net retention rate, and dollar-based gross retention rate previously included Direct customers and Third-party Reseller customers.
ARR, for Direct customers was defined as the annualized recurring amount of all contracts in our enterprise, mid-size and small business customer base as of the last day of the reporting period. The recurring amount of a contract was determined based upon the terms of a contract and was calculated by dividing the amount of a contract by the term of the contract and then annualizing such amount. The calculation assumed no subsequent changes to the existing subscription. Contracts included portions of professional services contracts that are recurring in nature.
ARR for Third-party Reseller customers was defined as the annualized recurring amount of all contracts with Third-party Reseller customers as of the last day of the reporting period. The recurring amount of a contract was determined based upon the terms of a contract and was calculated by dividing the amount of a contract by the term of the contract and then annualizing such amount. The calculation assumed no subsequent changes to the existing subscription. The calculation included the annualized contractual minimum commitment and amounts related to usage above the contractual minimum commitment. We calculated usage by annualizing monthly amounts in excess of contractual minimum commitments in the current month. Contracts included portions of professional services contracts that are recurring in nature.
While we have included our historical presentation of ARR, dollar-based net retention rate, and dollar-based gross retention rate for transitional purposes, we do not expect to refer to these metrics regularly in the future.
For Further Information Contact:
Investor Relations:
IR@yext.com

Public Relations:
PR@yext.com

EXHIBIT 99.2
YEXT, INC.
Consolidated Balance Sheets
(In thousands, except share and per share data)
(Unaudited)

	January 31, 2026	January 31, 2025
Assets
Current assets:
Cash and cash equivalents	$154,123	$123,133
Restricted cash, current	1,500	9,671
Accounts receivable, net of allowances of $2,345 and $2,014, respectively	120,637	112,942
Prepaid expenses and other current assets	21,253	18,094
Costs to obtain revenue contracts, current	20,291	21,961
Total current assets	317,804	285,801
Property and equipment, net	30,088	39,689
Operating lease right-of-use assets	50,908	67,452
Restricted cash, non-current	13,551	5,850
Costs to obtain revenue contracts, non-current	10,663	11,145
Goodwill	110,801	96,782
Intangible assets, net	85,133	94,247
Other long term assets	2,828	9,112
Total assets	$621,776	$610,078
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$52,528	$70,022
Unearned revenue, current	217,465	229,144
Operating lease liabilities, current	18,590	18,604
Contingent consideration, current	8,200	26,944
Total current liabilities	296,783	344,714
Operating lease liabilities, non-current	61,915	76,809
Long term debt, net	97,959	—
Contingent consideration, non-current	—	18,056
Other long term liabilities	5,698	17,306
Total liabilities	462,355	456,885
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value per share; 50,000,000 shares authorized at January 31, 2026 and January 31, 2025; zero shares issued and outstanding at January 31, 2026 and January 31, 2025	—	—
Common stock, $0.001 par value per share; 500,000,000 shares authorized at January 31, 2026 and January 31, 2025; 158,368,658 and 153,017,243 shares issued at January 31, 2026 and January 31, 2025, respectively; 122,933,027 and 126,999,461 shares outstanding at January 31, 2026 and January 31, 2025, respectively	158	153
Additional paid-in capital	1,027,900	996,477
Accumulated other comprehensive loss	(1,569)	(5,969)
Accumulated deficit	(669,249)	(707,120)
Treasury stock, at cost	(197,819)	(130,348)
Total stockholders’ equity	159,421	153,193
Total liabilities and stockholders’ equity	$621,776	$610,078

EXHIBIT 99.2
YEXT, INC.
Consolidated Statements of Operations and Comprehensive Income (Loss)
(In thousands, except share and per share data)
(Unaudited)

	Three months ended January 31,		Fiscal year ended January 31,
	2026	2025	2026	2025
Revenue	$112,005	$113,091	$446,579	$420,957
Cost of revenue	29,701	26,278	114,068	96,364
Gross profit	82,304	86,813	332,511	324,593
Operating expenses:
Sales and marketing	32,451	45,901	134,765	174,779
Research and development	22,011	20,492	89,874	77,201
General and administrative	21,866	29,508	63,323	105,061
Total operating expenses	76,328	95,901	287,962	357,041
Income (loss) from operations	5,976	(9,088)	44,549	(32,448)
Interest income	889	524	3,856	6,102
Interest expense	(2,297)	(229)	(7,575)	(967)
Other expense, net	(398)	(348)	(704)	(745)
Income (loss) from operations before income taxes	4,170	(9,141)	40,126	(28,058)
Benefit from (provision for) income taxes	44	1,866	(2,255)	110
Net income (loss)	$4,214	$(7,275)	$37,871	$(27,948)

Net income (loss) per share attributable to common stockholders, basic	$0.03	$(0.06)	$0.31	$(0.22)
Net income (loss) per share attributable to common stockholders, diluted	$0.01	$(0.06)	$0.07	$(0.22)
Weighted-average number of shares used in computing net income (loss) per share attributable to common stockholders, basic	122,666,158	127,394,090	123,563,958	126,850,809
Weighted-average number of shares used in computing net income (loss) per share attributable to common stockholders, diluted	128,757,868	127,394,090	129,912,882	126,850,809

Other comprehensive income (loss):
Foreign currency translation adjustment	$797	$(1,468)	$4,409	$(1,792)
Unrealized (loss) gain on marketable securities, net	(10)	—	(9)	6
Total comprehensive income (loss)	$5,001	$(8,743)	$42,271	$(29,734)

EXHIBIT 99.2
YEXT, INC.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Fiscal year ended January 31,
	2026	2025
Operating activities:
Net income (loss)	$37,871	$(27,948)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	26,986	18,531
Impairment of long-lived assets	8,552	—
Bad debt expense	3,078	1,665
Stock-based compensation expense	48,711	51,780
Amortization of operating lease right-of-use assets	9,420	8,729
Adjustments to contingent consideration	(28,600)	5,500
Other, net	714	(2,597)
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed in business acquisitions:
Accounts receivable	(8,315)	(1,122)
Prepaid expenses and other current assets	(5,246)	(397)
Costs to obtain revenue contracts	3,049	10,048
Other long term assets	6,528	351
Accounts payable, accrued expenses and other current liabilities	(4,866)	17,037
Unearned revenue	(15,689)	(20,464)
Operating lease liabilities	(14,327)	(11,095)
Other long term liabilities	(12,019)	193
Net cash provided by operating activities	55,847	50,211
Investing activities:
Capital expenditures	(2,557)	(2,085)
Cash paid in acquisitions, net of cash acquired	(18,801)	(89,407)
Net cash used in investing activities	(21,358)	(91,492)
Financing activities:
Proceeds from exercise of stock options	2,154	1,290
Proceeds from debt issuance	99,000	—
Repurchase of common stock	(67,431)	(17,907)
Payments for taxes related to net share settlement of stock-based compensation awards	(22,974)	(10,826)
Payments of deferred financing costs	(1,118)	(853)
Deferred acquisition payments	(22,009)	(3,542)
Proceeds, net from employee stock purchase plan withholdings	2,855	3,297
Net cash used in financing activities	(9,523)	(28,541)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	5,554	(1,708)
Net increase (decrease) in cash, cash equivalents and restricted cash	30,520	(71,530)
Cash, cash equivalents and restricted cash at beginning of period	138,654	210,184
Cash, cash equivalents and restricted cash at end of period	$169,174	$138,654
Supplemental reconciliation of cash, cash equivalents and restricted cash reported within the condensed consolidated balance sheets:

	Fiscal year ended January 31,
(in thousands)	2026	2025
Cash and cash equivalents	$154,123	$123,133
Restricted cash, current and non-current	15,051	15,521
Total cash, cash equivalents and restricted cash	$169,174	$138,654

EXHIBIT 99.2
YEXT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands)
(Unaudited)

	Three months ended January 31,		Fiscal year ended January 31,
	2026	2025	2026	2025
GAAP net income (loss) to Adjusted EBITDA:
GAAP net income (loss)	$4,214	$(7,275)	$37,871	$(27,948)
Interest expense (income), net	1,408	(295)	3,719	(5,135)
(Benefit from) provision for income taxes	(44)	(1,866)	2,255	(110)
Depreciation and amortization	6,682	6,431	26,986	18,531
Other expense	398	348	704	745
Stock-based compensation expense	10,752	14,689	48,711	51,780
Acquisition-related costs	(2,044)	12,526	(25,416)	29,176
Asset impairments	4,745	—	8,552	—
Strategic transaction costs	813	—	1,811	—
Payroll tax contingencies	2,105	—	2,105	—
Adjusted EBITDA	$29,029	$24,558	$107,298	$67,039

GAAP net income (loss) as a percentage of revenue	3.8%	(6.4%)	8.5%	(6.6%)
Adjusted EBITDA margin	25.9%	21.7%	24.0%	15.9%

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.2
YEXT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands)
(Unaudited)

	Three months ended January 31,		Fiscal year ended January 31,
	2026	2025	2026	2025
Cost of revenue
GAAP cost of revenue	$29,701	$26,278	$114,068	$96,364
Less: Stock-based compensation expense	(576)	(666)	(2,624)	(2,753)
Less: Acquisition-related costs	(36)	(114)	(746)	(214)
Less: Amortization of acquired intangibles	(2,347)	(2,017)	(9,487)	(4,033)
Less: Asset impairments	(1,431)	—	(2,528)	—
Non-GAAP cost of revenue	$25,311	$23,481	$98,683	$89,364
GAAP cost of revenue as a % of revenue	27%	23%	26%	23%
Non-GAAP cost of revenue as a % of revenue	23%	21%	22%	21%

Sales and marketing
GAAP sales and marketing	$32,451	$45,901	$134,765	$174,779
Less: Stock-based compensation expense	(1,882)	(5,573)	(7,400)	(15,583)
Less: Acquisition-related costs	(207)	(4,311)	(322)	(6,742)
Less: Amortization of acquired intangibles	(1,686)	(1,616)	(6,753)	(3,064)
Less: Asset impairments	(1,237)	—	(2,272)	—
Non-GAAP sales and marketing	$27,439	$34,401	$118,018	$149,390
GAAP sales and marketing as a % of revenue	29%	41%	30%	42%
Non-GAAP sales and marketing as a % of revenue	24%	30%	26%	35%

Research and development
GAAP research and development	$22,011	$20,492	$89,874	$77,201
Less: Stock-based compensation expense	(3,270)	(2,342)	(13,843)	(10,265)
Less: Acquisition-related costs	(163)	(1,512)	(1,168)	(2,617)
Less: Asset impairments	(1,131)	—	(2,052)	—
Non-GAAP research and development	$17,447	$16,638	$72,811	$64,319
GAAP research and development as a % of revenue	20%	18%	20%	18%
Non-GAAP research and development as a % of revenue	16%	15%	16%	15%

General and administrative
GAAP general and administrative	$21,866	$29,508	$63,323	$105,061
Less: Stock-based compensation expense	(5,024)	(6,108)	(24,844)	(23,179)
Plus (Less): Acquisition-related costs	2,450	(6,588)	27,652	(19,603)
Less: Asset impairments	(946)	—	(1,700)	—
Less: Strategic transaction costs	(813)	—	(1,811)	—
Less: Payroll tax contingency	(2,105)	$—	(2,105)	$—
Non-GAAP general and administrative	$15,428	$16,812	$60,515	$62,279
GAAP general and administrative as a % of revenue	20%	26%	14%	25%
Non-GAAP general and administrative as a % of revenue	14%	15%	14%	15%
Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.2
YEXT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands)
(Unaudited)

	Three months ended January 31,		Fiscal Year Ended January 31,
	2026	2025	2026	2025
Gross profit
GAAP gross profit	$82,304	$86,813	$332,511	$324,593
Plus: Stock-based compensation expense	576	666	2,624	2,753
Plus: Acquisition-related costs	36	114	746	214
Plus: Amortization of acquired intangibles	2,347	2,017	9,487	4,033
Plus: Asset impairments	1,431	—	2,528	—
Non-GAAP gross profit	$86,694	$89,610	$347,896	$331,593
GAAP gross margin	73.5%	76.8%	74.5%	77.1%
Non-GAAP gross margin	77.4%	79.2%	77.9%	78.8%

Operating expenses
GAAP operating expenses	$76,328	$95,901	$287,962	$357,041
Less: Stock-based compensation expense	(10,176)	(14,023)	(46,087)	(49,027)
Plus (Less): Acquisition-related costs	2,080	(12,411)	26,162	(28,962)
Less: Amortization of acquired intangibles	(1,686)	(1,616)	(6,753)	(3,064)
Less: Asset impairments	(3,314)	—	(6,024)	—
Less: Strategic transaction costs	(813)	—	(1,811)	—
Less: Payroll tax contingency	(2,105)	—	(2,105)	—
Non-GAAP operating expenses	$60,314	$67,851	$251,344	$275,988
GAAP operating expenses as a percentage of revenue	68%	85%	64%	85%
Non-GAAP operating expenses as a percentage of revenue	54%	60%	56%	66%

Income/Loss from operations
GAAP income (loss) from operations	$5,976	$(9,088)	$44,549	$(32,448)
Plus: Stock-based compensation expense	10,752	14,689	48,711	51,780
(Less) Plus: Acquisition-related costs	(2,044)	12,526	(25,416)	29,176
Plus: Amortization of acquired intangibles	4,033	3,633	16,240	7,097
Plus: Asset impairments	4,745	—	8,552	—
Plus: Strategic transaction costs	813	—	1,811	—
Plus: Payroll tax contingencies	2,105	—	2,105	—
Non-GAAP income from operations	$26,380	$21,760	$96,552	$55,605
GAAP operating margin	5%	(8%)	10%	(8%)
Non-GAAP operating margin	24%	19%	22%	13%

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.2
YEXT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except share and per share data)
(Unaudited)

	Three months ended January 31,
	2026	2025
GAAP net income (loss)	$4,214	$(7,275)
Plus: Stock-based compensation expense	10,752	14,689
(Less) Plus: Acquisition-related costs	(2,044)	12,526
Plus: Amortization of acquired intangibles	4,033	3,633
Less: Tax adjustment (1)	(6,311)	(7,293)
Plus: Asset impairments	4,745	—
Plus: Strategic transaction costs	813	—
Plus: Payroll tax contingencies	2,105	—
Non-GAAP net income	$18,307	$16,280
GAAP net income (loss) as a percentage of revenue	3.8%	(6.4%)
Non-GAAP net income as a percentage of revenue	16.3%	14.4%

GAAP net income (loss) per share attributable to common stockholders, basic	$0.03	$(0.06)
Non-GAAP net income per share attributable to common stockholders, basic	$0.15	$0.13

GAAP net income (loss) per share attributable to common stockholders, diluted	$0.01	$(0.06)
Non-GAAP net income per share attributable to common stockholders, diluted	$0.14	$0.12

Weighted-average number of shares used in computing GAAP net income (loss) per share attributable to common stockholders
Basic	122,666,158	127,394,090
Diluted	128,757,868	127,394,090
Weighted-average number of shares used in computing non-GAAP net income per share attributable to common stockholders
Basic	122,666,158	127,394,090
Diluted	128,757,868	131,545,724

(1)     For the fourth quarter of fiscal 2026 we utilized projected tax rate of 25.5% in our computation of the non-GAAP income tax provision.

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.2
YEXT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except share and per share data)
(Unaudited)

	Fiscal year ended January 31,
	2026	2025
GAAP net income (loss)	$37,871	$(27,948)
Plus: Stock-based compensation expense	48,711	51,780
(Less) Plus: Acquisition-related costs	(25,416)	29,176
Plus: Amortization of acquired intangibles	16,240	7,097
Less: Tax adjustment (1)	(21,238)	(15,109)
Plus: Asset impairments	8,552	—
Plus: Strategic transaction costs	1,811	—
Plus: Payroll tax contingencies	2,105	—
Non-GAAP net income	$68,636	$44,996
GAAP net income (loss) as a percentage of revenue	8.5%	(6.6%)
Non-GAAP net income as a percentage of revenue	15.4%	10.7%

GAAP net income (loss) per share attributable to common stockholders, basic	$0.31	$(0.22)
Non-GAAP net income per share attributable to common stockholders, basic	$0.56	$0.35

GAAP net income (loss) per share attributable to common stockholders, diluted	$0.07	$(0.22)
Non-GAAP net income per share attributable to common stockholders, diluted	$0.53	$0.35

Weighted-average number of shares used in computing GAAP net income (loss) per share attributable to common stockholders
Basic	123,563,958	126,850,809
Diluted	129,912,882	126,850,809
Weighted-average number of shares used in computing non-GAAP net income per share attributable to common stockholders
Basic	123,563,958	126,850,809
Diluted	130,463,810	128,969,376

(1)    For fiscal 2026 we utilized a projected tax rate of 25.5% in our computation of the non-GAAP income tax provision.

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.2
YEXT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands)
(Unaudited)

	Three months ended January 31,
Constant Currency Revenue	2026	2025	Growth Rates
Revenue (GAAP)	$112,005	$113,091	(1%)
Effects of foreign currency rate fluctuations	(1,260)
Revenue on a constant currency basis (Non-GAAP)	$110,745		(2%)

	Fiscal year ended January 31,
	2026	2025	Growth Rates
Revenue (GAAP)	$446,579	$420,957	6%
Effects of foreign currency rate fluctuations	(3,323)
Revenue on a constant currency basis (Non-GAAP)	$443,256		5%

	Three months ended January 31,		Fiscal year ended January 31,
Free Cash Flow	2026	2025	2026	2025
Net cash provided by (used in) operating activities	$29,535	$38,346	$55,847	$50,211
Less: Capital expenditures inclusive of capitalized software development costs	(907)	(316)	(2,557)	(2,085)
Free cash flow	$28,628	$38,030	$53,290	$48,126
Operating cash flow margin	26%	34%	13%	12%
Free cash flow margin	26%	34%	12%	11%

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.2
YEXT, INC.
Supplemental Information
(In thousands)
(Unaudited)
The following table provides our ARR for customers with less than $50,000 of ARR and customers with ARR of $50,000 or more for the periods presented:

	January 31,		Variance
Annual Recurring Revenue	2026	2025	Dollars	Percent
Customers with less than $50,000	$40,622	$47,402	$(6,780)	(14%)
Customers with $50,000 or more	403,633	395,260	8,373	2%
Total ARR	$444,255	$442,662	$1,593	—%

	Jan. 31, 2026	Oct. 31, 2025	Jul. 31, 2025	Apr. 30, 2025	Jan. 31, 2025
Annual Recurring Revenue Trend
Customers with less than $50,000	$40,622	$43,212	$45,038	$46,453	$47,402
Customers with $50,000 or more	403,633	401,148	399,324	400,016	395,260
Total ARR	$444,255	$444,360	$444,362	$446,469	$442,662

The following tables provides our ARR for the periods presented based on our historical methodology:

	January 31,		Variance
	2026	2025	Dollars	Percent
Annual Recurring Revenue
Direct Customers	$367,886	$368,201	$(315)	—%
Third-Party Reseller Customers	76,369	74,461	1,908	3%
Total Annual Recurring Revenue	$444,255	$442,662	$1,593	—%

	Jan. 31, 2026	Oct. 31, 2025	Jul. 31, 2025	Apr. 30, 2025	Jan. 31, 2025
Annual Recurring Revenue Trend
Direct Customers	$367,886	$368,573	$369,541	$371,851	$368,201
Third-Party Reseller Customers	76,369	75,787	74,821	74,618	74,461
Total Annual Recurring Revenue	$444,255	$444,360	$444,362	$446,469	$442,662

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.2
The following table provides our dollar-based net retention rate for customers with less than $50,000 of ARR and customers with ARR of $50,000 or more for the periods presented:

	Jan. 31, 2026	Oct. 31, 2025	Jul. 31, 2025	Apr. 30, 2025	Jan. 31, 2025
Dollar-Based Net Retention Rate
Customers with less than $50,000	86%	87%	91%	93%	88%
Customers with $50,000 or more	99%	98%	96%	96%	94%
Total Customers	97%	96%	95%	95%	93%

The following table provides our dollar-based net retention rate for the periods presented based on our historical methodology:

	Jan. 31, 2026	Oct. 31, 2025	Jul. 31, 2025	Apr. 30, 2025	Jan. 31, 2025
Dollar-Based Net Retention Rate
Direct Customers	97%	96%	95%	95%	92%
Third-Party Reseller Customers	99%	99%	98%	96%	95%
Total Customers	97%	96%	95%	95%	93%

The following table provides our dollar-based gross retention rate for the periods for customers with less than $50,000 of ARR and customers with ARR of $50,000 or more for the periods presented:

	Jan. 31, 2026	Oct. 31, 2025	Jul. 31, 2025	Apr. 30, 2025	Jan. 31, 2025
Dollar-Based Gross Retention Rate
Customers with less than $50,000	75%	77%	78%	79%	77%
Customers with $50,000 or more	90%	90%	89%	88%	88%
Total Customers	88%	88%	88%	87%	86%

The following table provides our dollar-based gross retention rate for the periods presented based on our historical methodology:

	Jan. 31, 2026	Oct. 31, 2025	Jul. 31, 2025	Apr. 30, 2025	Jan. 31, 2025
Dollar-Based Gross Retention Rate
Direct Customers	89%	88%	87%	87%	86%
Third-Party Reseller Customers	85%	88%	88%	88%	87%
Total Customers	88%	88%	88%	87%	86%

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.2
4Q FY26 Earnings Q&A Summary

Revenue and Growth Strategy
Q1: Given the year-over-year decline in Q4 revenue, when do you anticipate an inflection point in growth, and what evidence is there that the enterprise segment is going to grow enough to offset the churn in your less than $50K ARR category?
A1: The slight year-over-year revenue decline in the fourth quarter was an intentional and strategic result of a mix shift away from smaller, less complex customers toward scaled partnerships with sophisticated enterprise organizations. The evidence for this shift is seen in the growth of our $50K or more ARR category, and we are confident that these higher-value relationships will deliver the durable growth and long-term value that will more than offset the churn in the smaller category over time. The divergence of our retention metrics: our $50k or more ARR category is currently delivering a 99% Net Revenue Retention (NRR) and a 90% Gross Revenue Retention (GRR). This indicates that our core enterprise engine is already running efficiently. The slight Q4 revenue dip is a result of prioritizing our GTM efforts on this category as opposed to the less than $50k category. As the enterprise segment continues to become a larger percentage of our total ARR, its near-100% retention will naturally drive a top-line inflection.

Q2: Is the shrinking of your SMB or less than $50K of ARR category a result of AI disruption or part of your internal strategy?
A2: It is a strategic choice and an intentional resource reallocation. While the "death of software" narrative suggests AI is eroding the opportunity set, we are actually seeing that larger organizations (at the enterprise level) are prioritizing investments to navigate an increasingly fragmented discovery environment. Our transition away from the less than $50K ARR category reflects our conviction that our platform provides the greatest ROI for organizations that rely deeply on our AI-discovery platform to manage their brand presence across AI engines and search platforms. By prioritizing the $50K or more ARR category and our more scaled enterprise customers, we are concentrating our resources where we have the largest competitive advantage and the greatest opportunity for durable, long-term growth.

Q3: Can you provide additional color on Scout's adoption rate and is it gaining more traction among your existing customer base or attracting new customers? Said differently, do you anticipate Scout being a meaningful revenue contributor for FY27, or is it primarily a retention tool to offset downselling?
A3: Scout is currently serving two critical roles: it is a powerful "land" tool for new enterprise customers who need immediate visibility into the fragmented discovery landscape, and it is an expansion driver for our existing base. We anticipate Scout being a meaningful revenue contributor in FY27 as it moves beyond being a diagnostic tool to becoming an agentic orchestration engine that automates optimizations for our customers. We believe that as our customers use Scout for more than just visibility and insights, and begin to leverage the 'actionable' elements of the product in conjunction with the rest of the Yext platform, they will recognize even greater utility, which will drive expansion of our ARR over the long term.

Product and AI Strategy
Q4:How differentiated is Scout versus traditional SEO and AIO competitive intelligence tools?
A4:Scout's strength lies in delivering hyper-local visibility insights, real-time competitive benchmarking, and actionable recommendations at the business-location level. Traditional SEO tools are largely "brand-level" and focused on legacy search rankings. Scout is built for the AI era—it is an orchestration platform that identifies "visibility gaps" across generative engines like ChatGPT and Gemini and then uses agentic automation to fix them. By connecting directly to our Knowledge Graph and extensive Publisher network, Scout doesn't just provide "insights"; it executes the actions required to make our customers' brands the ones that AI engines trust and consumers choose.

Q5: Can you provide additional detail on your Social products - both Hearsay Social and Yext - and describe how the Social landscape is being impacted by agentic marketing and generative AI?
A5: In the current environment, AI engines use social signals to verify brand authority, and our Social products act as the "agentic voice" for the enterprise. Yext Social provides scale for multi-location brands, while Hearsay

EXHIBIT 99.2
provides the essential compliance guardrails for regulated industries. Together, they allow brands to move from manual posting to automated, agent-driven engagement that ensures factual accuracy and brand protection in an AI-driven world.

Financial Outlook and Capital Allocation
Q6: With the significant OpEx improvements over the last three years, is there any "fat" left to trim, or have you reached a steady-state with your margins?
A6: Our operational improvements over the past three years have been exceptional, and we are proud of the efficiency we’ve built. While we have reached a very healthy steady-state, our philosophy remains one of rigorous capital discipline. We will continue to optimize our cost structure—particularly by reducing stock-based compensation and increasing performance-based comp—to ensure that every dollar is allocated toward the high-return growth initiatives that drive shareholder value.

Q7: Will the shift toward larger enterprise relationships alongside the increasing adoption of Scout put pressure on Gross Margins due to higher service requirements?
A7: We expect our Non-GAAP Gross Margins to remain within our historical 75-80% range. While enterprise relationships are more complex, our approach with all of our AI-enabled products is that our platform is designed for self-service and automated orchestration. Scout, in particular, reduces the need for manual service by using agentic automation to handle optimizations that previously required human intervention. This allows us to scale with the world's largest organizations while maintaining a highly efficient margin profile.

Q8: What impact will your debt facility and the tender offer have on your capital allocation priorities? What will your leverage ratio look like post-tender offer and do you have a sense of how much debt you would be willing to take on?
A8: We intend to deploy capital in a balanced and disciplined way, prioritizing high-return initiatives aligned with our long-term growth strategy. The capital from our debt facility provides enhanced strategic flexibility without shareholder dilution. Our priority is simple: delivering the most long-term value per share. This includes aggressive share repurchases when we believe the market is undervaluing our business, as well as disciplined M&A that accelerates our product roadmap. We are maintaining a conservative leverage ratio that provides us with maximum optionality without creating unnecessary risk, ensuring we remain a lean, cash-generative business.

Q9: Why did you modify your tender offer to purchase up to $140 million instead of $180 million?
A9: The decision follows a re-evaluation by Yext of the value of borrowing additional funds under Yext's existing credit facilities due to the increased cost of such capital as a result of recent macro-economic developments, including geopolitical tensions, significant stress in the private capital markets, and increased inflationary concerns.